Exhibit 99.1

David Constable to join Marathon Petroleum Corporation Board of Directors

FINDLAY, Ohio, Oct. 29, 2026 – Marathon Petroleum Corp. (NYSE: MPC) today announced that David E. Constable has been elected to the company's board of directors, effective March 1, 2027.

"We are fortunate to have David joining as a member of our Board of Directors," said Marathon Chairman, President and CEO Maryann Mannen. "He will bring over four decades of global leadership experience in the energy, chemicals, engineering and construction sectors, a tremendous asset as we execute our strategy."

Most recently Constable served as Chairman and CEO of Fluor Corporation, the culmination of a career that spans the engineering, construction and energy industries. As CEO, Constable also led global chemical and energy company Sasol Ltd. from 2011 to 2016, followed by three years as a senior advisor to Cerberus Capital Management LP. He is a member of the board of ABB Ltd and previously served on the boards of Anadarko Petroleum and Rio Tinto.

“We’re pleased to welcome David to the Marathon Board,” said Marathon Lead Director John Surma. “David’s record of value creation and successful management in complex industries will be a great complement to the Board.”

Constable graduated from the University of Alberta with a civil engineering degree and is a graduate of Thunderbird’s International Management Program and Wharton Business School’s Advanced Management Program. He is also a longstanding member of the U.S. Business Council.

The election of Constable will bring the MPC board to 11 directors.

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About Marathon Petroleum Corporation

MPC is a leading, integrated, downstream and midstream energy company headquartered in Findlay, Ohio. The company operates the nation's largest refining system. MPC's marketing system includes branded locations across the United States, including Marathon brand retail outlets. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

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